Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of September 6, 2017 and is entered into by and between Dropcar, Inc. (the “Company”) and Spencer Richardson (the “Executive”).

WHEREAS, the Company, WPCS International Incorporated (“Parent”), and certain other parties have entered into the Agreement and Plan of Merger and Reorganization, dated September 6, 2017 (the “Merger Agreement”).

WHEREAS, the Company desires to employ the Executive and Executive desires to be employed by the Company, in each case upon the terms and subject to the conditions set forth herein, effective as of Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1.           Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement for the period beginning on the Effective Time (the date of the Effective Time, the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Initial Term”); provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter (each, an “Extension Date”), the Initial Term shall be automatically extended for an additional one (1) year period (each, a “Renewal Term”), unless the Company or the Executive provides the other at least ninety (90) days’ prior written notice before the next Extension Date that Initial Term or Renewal Term, as applicable, shall not be extended. The period of time between the Effective Date and the termination of this Agreement shall be referred to herein as the “Employment Period”. For the avoidance of doubt, this Agreement and Executive’s employment shall be effective upon, and not be effective until, the Effective Time, and in the event that the Closing (as defined in the Merger Agreement) does not occur for any reason, this Agreement shall be null and void ab initio.

2.           Position and Duties; Transition. The Company shall employ the Executive during the Employment Period as its Chief Executive Officer. The Executive shall report to the Board of Directors of the Company (the “Board”). The Executive shall serve as a member of the Board during such time that Executive serves as the Company’s Chief Executive Officer. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties associated with Executive’s position and such other duties assigned to the Executive, from time-to-time, and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and shall use the Executive’s best efforts to promote the interests of the Company.

3.           Compensation.

(a)          Base Salary. The Company shall pay to the Executive an initial base salary at the rate of $275,000 per annum, payable in accordance with the Company’s standard payroll policies. On the first anniversary of the Effective Date and each anniversary thereafter, the then-current base salary shall be increased by 10%. The base salary, as increased in accordance with this Section 3(a), will thereinafter be referred to as the “Base Salary.”

(b)          Closing Payment. The Company will pay you a closing payment of $250,000, less all applicable withholdings, on the Effective Date.

(c)          Quarterly Bonus. During the Employment Period and commencing in the first full calendar quarter following the Effective Date, Executive will be entitled to participate in the Company’s quarterly bonus program (the “Quarterly Bonus”); provided, however, that Executive shall be entitled to a minimum guaranteed Quarterly Bonus of $12,500, payable within thirty (30) days following the end of the applicable calendar quarter. Executive must be an active employee of the Company on the end of the applicable calendar quarter in order to be eligible for and to be deemed as having earned any Quarterly Bonus.

(d)          Milestone Bonus. The Executive shall be eligible to earn a bonus (the “Milestone Bonus”) based on the Company’s achievement of certain milestones as set forth in Exhibit A, so long as the Executive is employed by the Company on the date the milestone was achieved.

(e)          Anniversary Option Grant. On the first anniversary of the Effective Date and each anniversary thereafter, the Executive shall be entitled to a grant of an option (the “Option”) pursuant to an equity incentive plan adopted or to be adopted by the Parent (the “Plan”) for the purchase a number of Shares that is equivalent to 1% of the outstanding Shares (on a fully diluted basis) as of the date of grant (“Shares”), at an exercise price per Share equal to the fair market value of a Share on the date of grant determined in accordance with the Plan. Subject to Executive’s continued employment through each applicable vesting date, the Option shall vest and become exercisable in accordance with the following schedule: (i) one-eighth (1/8th) of the Shares shall vest and become exercisable on the ninetieth (90th) day following the date of grant (the “Initial Vesting Date”); (ii) one-eighth (1/8th) of the Shares shall vest and become exercisable on each ninetieth (90th) day anniversary of the Initial Vesting Date such that the Shares shall be fully vested as of the seven hundred and twentieth (720th) day following the date of grant; and (iii) to the extent unvested, one-hundred percent (100%) of the Option shall vest upon a Change of Control of the Company. The Option shall be subject to and be governed by the terms of the Plan and an option award agreement to be provided by the Parent. As used herein, “Change of Control” means a “change in the ownership” of, or a “change in the effective control” of, the Company, or a change in the “ownership of a substantial portion of the assets” of the Company” within the meaning of Section 409A of the Code.

(f)           Milestone Option Grant. On the Effective Date, the Company shall cause Parent to grant to Executive an option (the “Milestone Option”) pursuant to the Plan for the purchase a number of Shares that is equivalent to 1% of the outstanding Shares (on a fully diluted basis) for each applicable Milestone listed in Exhibit B, at an exercise price per Share equal to the fair market value of a Share on the date of grant determined in accordance with the Plan. Subject to Executive’s continued employment through each applicable vesting date, the Milestone Option shall vest and become exercisable based on the Company’s achievement of certain milestones as set forth in Exhibit B.

(g)          Automobile Allowance. During the Employment Period, the Company will provide the Executive with an automobile allowance of $600 per each month for the Executive’s personal automobile expenses, payable monthly in accordance with the normal payroll practices of the Company, less applicable deductions and withholding as required by law.

(h)          Indemnification; D&O Insurance. With respect to any claim, loss, damage or expense (including attorneys’ fees) arising from the performance by Executive of his duties as an officer or member of the Board or any of its subsidiaries (or in any other capacity on behalf of the Company or any of its subsidiaries) (but excluding any of the foregoing that relate to a material breach by Executive of the terms of this Agreement), during the Employment Period and for a ten (10) year period following the end of the Employment Period, Executive shall be entitled to indemnification and advancement of expenses by the Company to the fullest extent permitted by law, as set forth in the bylaws of the Company as in effect on the date hereof and under any directors’ and officers’ liability insurance policy of the Company that may be in effect from time to time. The Company agrees that it shall purchase and maintain in effect during the Employment Period and for a ten (10) year period following the end of the Employment Period, a directors’ and officers’ liability insurance policy that provides coverage for all acts that occur during the Employment Period.

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(i)           Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the applicable expense reimbursement policies of the Company.

(j)           Other Benefits. During the Employment Period, the Executive shall be eligible to participate in the Company’s vacation and employee benefit plans, including, without limitation, the Company’s medical, dental, and disability plans, generally available to employees of the Company, subject to the terms and conditions of such plans; provided, however, that the Company shall pay the premiums associated with the Executive’s participation in the Company’s medical and dental plans. Nothing in this Agreement shall preclude the Company from amending or terminating any benefit plan or practice.

4.           Consequences of Termination.

(a)          In General. Executive’s employment may not be terminated by the Company except for Cause prior to the end of the Initial Term. If the Executive’s employment with the Company terminates for any reason, the Executive shall be entitled to: (i) the payment of any amount of unpaid Base Salary through and including the date of Executive’s termination (the “Termination Date”); (ii) payment of any unused vacation, accrued through the Termination Date; (iii) reimbursement of any previously unreimbursed travel and business expenses accrued through the Termination Date; (iv) continuation of any group health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar applicable state law at Executive’s or his dependents expense; and (v) any vested rights that Executive may have with respect to any benefits plans of the Company (the payments and benefits described in Sections 4(a)(i) through (v), collectively, the “Accrued Benefits”). Except as set forth in the preceding sentence and in Sections 3(i) and 4(b) below, the Company shall not have any further obligation hereunder to Executive following any such termination.

(b)          Separation Payments. If Executive’s employment is terminated by the Company without Cause (including as a result of the Executive’s death or Disability) following the end of the Initial term, by Executive for Good Reason, or the Initial Term is not renewed by the Company, then the Company shall: (i) subject to Section 6, continue to pay to Executive one-twelfth (1/12) of the annual Base Salary each month for a twenty-four (24) month period commencing on the first scheduled payroll date immediately following the Termination Date, at the rate in effect at the time of termination, payable in accordance with the Company’s normal payroll practices; (ii) pay to Executive a single lump sum payment of $100,000, such amount representing the guaranteed minimum Quarterly Bonus for the twenty-four (24) month period following the Termination Date, such amount payable on the first scheduled payroll date immediately following the Termination Date; and (iii) to the extent unvested, fully accelerate the vesting of any outstanding options, including, without limitation, the Option, any Subsequent Option, and any Milestone Option, such that all outstanding options are fully vested as of the Termination Date.

(c)          Cause. For purposes of this Agreement, “Cause” means any of the following: (i) Executive’s engaging in any material acts of fraud, theft, or embezzlement in connection with the performance of his duties hereunder; (ii) Executive’s conviction for any felony, including any plea of guilty or nolo contendere; and/or (iii) Executive’s providing services, in any capacity, to a business that is in direct competition with the Company.

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(d)          Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s consent: (i) a reduction in Executive’s Base Salary; (ii) a diminution in Executive’s duties, authorities, or responsibilities, provided, that there shall be no Good Reason if Executive is given a position of materially similar overall scope and responsibility at the Company or its successor or the parent of either thereof following a corporate transaction; or (iii) the Company’s breach of a material provision of this Agreement, which remains uncured thirty (30) days after reasonably detailed notice from Executive to the Board. Executive must give the Board notice no later than the sixtieth (60th) day following the initial occurrence of the condition constituting “Good Reason.”

(e)          Disability. For purposes of this Agreement, “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f)           Obligations of Parent. The Company will cause Parent to assume any obligations under this Agreement should the Company fail to perform or otherwise breach any obligations under this Agreement.

5.           Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6.           Section 409A Compliance. This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company and Executive hereto acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, notwithstanding any provision of this Agreement to the contrary, the Company and its affiliates, subsidiaries, successors, and each of its officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

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7.           Clawback Policy. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company has adopted or is required in the future to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

8.           Restrictive Covenant Agreement. Executive acknowledges that the terms and conditions set forth in the Proprietary Information, Inventions and Non-Solicitation Agreement between Executive and the Company (the “Restrictive Covenant Agreement”) shall continue to apply, including, without limitation, the terms of the confidentiality, non-solicit, and non-competition provisions provided therein.

9.           Survival. Sections 4 through 15 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

10.         Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized overnight express mail service, one day shall have elapsed after the same shall have been deposited with such service or (c) if by email, on the day on which such email was sent.

If to the Company, to the Company’s principal place of business.

If to the Executive, to the address and facsimile last on file with the Company.

11.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.         Entire Agreement. This Agreement and the Restrictive Covenant Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof including, but not limited to any other understandings, agreements or representations between Executive and the Company or any subsidiary or affiliate of the Company.

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13.         Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

14.         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

15.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

16.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DROPCAR, INC.

By:	/s/ David Newman

Name:	David Newman

Title:	Treasurer and Secretary

EXECUTIVE

/s/ Michael Spencer Richardson
Michael Spencer Richardson

[Signature Page to Employment Agreement]

EXHIBIT A

MILESTONE BONUS

Executive shall be entitled to a bonus payment (each such payment, a “Milestone Bonus”) based on the Company’s achievement of the Milestones set forth in the tables below; provided, however, that Executive must be employed on the date of payment of the applicable Milestone Bonus in order to earn and be paid the Milestone Bonus. Determinations with regards to whether a Milestone has been achieved shall be in the sole discretion of the Company.

The Milestone Bonus will be paid within thirty (30) days of the Company’s achievement of the applicable Milestone. The amount of the Milestone Bonus shall be determined as set forth opposite the applicable milestone achieved in the tables below:

Consumer Milestones

Milestone Achieved	Milestone Bonus
The Company’s achievement of the earlier of: (a) 2,000 or more consumer subscriptions in any calendar month; or (b) an annual run rate in excess of $8,000,000 (as measured at the end of an applicable calendar month)	$50,000
The Company’s achievement of the earlier of: (a) 5,000 or more consumer subscriptions in any calendar month; or (b) an annual run rate in excess of $20,000,000 (as measured at the end of an applicable calendar month)	$250,000
The Company’s achievement of 10,000 or more consumer subscriptions in any calendar month	$500,000
The Company’s achievement of 70,000 cumulative lifetime WILL hours	$25,000
The Company’s achievement of 250,000 cumulative lifetime WILL hours	$75,000

B2B Milestones

Milestone Achieved	Milestone Bonus
The Company’s achievement, over any consecutive 2 calendar month period, of an average of over 2,000 monthly movements	$25,000
The Company’s achievement, over any consecutive 2 calendar month period, of an average of over 5,000 monthly movements	$75,000
The Company’s achievement, over any consecutive 2 calendar month period, of an average of over 10,000 monthly movements	$200,000

Other Milestones

Milestone Achieved	Milestone Bonus
The Company’s achievement of $5,000 in contracted or recognized revenue in a single calendar month for any new metropolitan area	$50,000 per metropolitan area
The Company’s achievement of a $50,000,000 market cap*	$500,000
The Company’s achievement of a $100,000,000 market cap*	$1,000,000
The Company’s achievement of a $500,000,000 market cap*	$5,000,000

*For purposes of this Exhibit A, “market cap” shall be determined based on the average closing price of a share of the Company’s common stock during any 30 day trading window.

EXHIBIT B

MILESTONE OPTIONS

Subject to Executive’s continued employment through each applicable vesting date, the Milestone Option shall vest and become exercisable based on the Company’s achievement of the Milestones set forth in the table below. The achievement of each Milestone shall represent 1% of the outstanding Shares (on a fully diluted basis), which, for the avoidance of doubt, shall mean that the Milestone Option, in the aggregate, equals 5% of the outstanding Shares (on a fully diluted basis). Notwithstanding the foregoing, to the extent unvested, one-hundred percent (100%) of the Milestone Option shall vest upon a Change of Control of the Company.

Milestone Achieved	Milestone Option
The Company’s achievement of the earlier of: (a) $4,000,000 or more revenue for the period beginning on the Effective Date and ending on the last day of the fourth quarter for 2017; or (b) an annual run rate in excess of $6,000,000 (as measured at the end of an applicable calendar month).	20% of the outstanding Shares subject to the Milestone Option shall vest and become exercisable

The Company’s achievement of the earlier of: (a) $5,000,000 or more revenue for the period beginning on the Effective Date and ending on the last day of the second quarter for 2018; or (b) an annual run rate in excess of $8,000,000 (as measured at the end of an applicable calendar month).	20% of the outstanding Shares subject to the Milestone Option shall vest and become exercisable

The Company’s achievement of the earlier of: (a) $10,000,000 or more revenue for the period beginning on the Effective Date and ending on the last day of the fourth quarter for 2018; or (b) an annual run rate in excess of $15,000,000 (as measured at the end of an applicable calendar month).	20% of the outstanding Shares subject to the Milestone Option shall vest and become exercisable

The Company’s achievement of the earlier of: (a) $15,000,000 or more revenue for the period beginning on the Effective Date and ending on the last day of the second quarter for 2019; or (b) an annual run rate in excess of $20,000,000 (as measured at the end of an applicable calendar month).	20% of the outstanding Shares subject to the Milestone Option shall vest and become exercisable

The Company’s achievement of the earlier of: (a) $30,000,000 or more revenue for the period beginning on the Effective Date and ending on the last day of the fourth quarter for 2019; or (b) an annual run rate in excess of $40,000,000 (as measured at the end of an applicable calendar month).	20% of the outstanding Shares subject to the Milestone Option shall vest and become exercisable

Determinations with regards to whether a Milestone has been achieved shall be in the sole discretion of the Company. The Milestone Option shall be subject to and be governed by the terms of the Plan and an option award agreement to be provided by the Parent.

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